EXHIBIT 99.1

For more information, please contact ABM’s Senior Vice
President & Chief Financial Officer, George B. Sundby,
at 415/733-4000 (or e-mail gsundby@abm.com).

ABM INDUSTRIES ANNOUNCES CLOSING OF
SALE OF AMTECH ELEVATOR SERVICES
TO OTIS ELEVATOR COMPANY

SAN FRANCISCO, August 15, 2003 – ABM Industries Incorporated (NYSE:ABM) today closed the sale of substantially all of the operating assets of Amtech Elevator Services, a wholly owned subsidiary, to Otis Elevator Company for $112 million in cash.. As reported with the announcement of the sales agreement, this transaction will result in an after-tax gain to ABM shareholders of approximately $1.00 per share, fully diluted. The gain will be included in net income for the Company’s fourth quarter ending October 31, 2003.

     ABM Industries Incorporated is one of the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2002 revenues in excess of $2.1 billion and more than 62,000 employees, ABM provides janitorial, parking, engineering, security, lighting, mechanical and network services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across North America. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, ABM Engineering, American Commercial Security (ACSS), Amtech Lighting, CommAir Mechanical and ABM Service Network.

SAFE HARBOR STATEMENT

     Cautionary Safe Harbor Disclosure for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical facts are forward-looking statements that are subject risks and uncertainties that include final adjustments to the sales consideration pursuant to the sales agreement.

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